EXHIBIT 99.9
Contact:  Cathy Kruse
Telephone: 701-572-2020 ext 1
cathy@georesourcesinc.com
FOR IMMEDIATE RELEASE

GeoResources, Inc. Reports First Quarter Financial Results and Provides Interim Operations Update

Reports First Quarter Adjusted Net Income of $7.2 Million or $0.29 Per Share and EBITDAX of $19.3 Million.

Houston, Texas, May 9, 2011 – GeoResources, Inc., (NASDAQ:GEOI), today announced its financial and operating results for the quarter ended March 31, 2011.  The following tables summarize the results of operations compared to the first quarter of 2010.

	Three Months Ended March 31, (In thousands, except earnings per share)
	2011	2010

Total revenue	$28,639	$26,576
Reported Net Income	$6,313	$6,074
Reported Earnings per Share (diluted)	$0.26	$0.30
Adjusted Net Income (1)	$7,228	$5,833
Adjusted Earnings per Share (diluted)	$0.29	$0.29
EBITDAX (1)	$19,293	$17,916

(1)	See additional detail below.

	Percent Increase (Decrease)	Three Months Ended March 31,
		2011	2010

Oil Production (MBbls)	0%	250	249
Gas Production (MMcf)	(21%)	1,011	1,279
Barrel of oil equivalent (MBOE)	(9%)	419	462
Average Price Oil before Hedge Settlements (per Bbl)	25%	$93.03	$74.21
Average Price Oil after Hedge Settlements (per Bbl)	21%	$85.37	$70.62
Average Price Gas before Hedge Settlements (per Mcf)	(17%)	$4.03	$4.83
Average Price Gas after Hedge Settlements (per Mcf)	(7%)	$5.20	$5.61

  The following table reconciles reported net income to adjusted net income for the periods indicated (in thousands):

	Three Months Ended March 31,
	2011	2010

Net income	$6,313	$6,074
Adjustments:
Unrealized (Gain) / loss on hedge and derivative contracts	2,202	(242)
(Gain) / loss on sale of properties	(736)	(145)
Tax Impact (1)	(551)	146
Adjusted Net Income (2)	$7,228	$5,833

(1)	Tax impact is estimated as 37.6% of the pre-tax adjustment amounts.
(2)
As used herein, adjusted net income is calculated as net income excluding (gains) and losses on property sales, impairment of proved and unproved properties and an unrealized (gains) and losses related to hedge ineffectiveness and income or loss on derivative contracts.  Adjusted net income should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not in accordance with, nor superior to, generally accepted accounting principles, but provides additional information for evaluation of our operating performance.

 The following table reconciles reported net income to EBITDAX for the periods indicated (in thousands):

	Three Months Ended March 31,
	2011	2010

Net income	$6,313	$6,074
Adjustments:
Interest expense	586	1,273
Income taxes :
Current	157	953
Deferred	3,935	2,824
Depreciation, depletion and amortization	5,580	6,351
Hedge and derivative contracts	2,202	(242)
Non-cash compensation	288	219
Exploration expense	232	464
Adjusted EBITDAX (1)	$19,293	$17,916

(1) As used herein, EBITDAX is calculated as earnings before interest, income taxes, depreciation, depletion and amortization, and exploration expense and further excludes non-cash compensation, impairments, hedge ineffectiveness and income or loss on derivative contracts.  EBITDAX should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not in accordance with, nor superior to, generally accepted accounting principles, but provides additional information for evaluation of our operating performance.

Operations Update

In our Bakken operated Williams County, North Dakota project we are now drilling our 4th well, the Muller #1-21-16H with an 18% working interest (WI).  We now have three wells on production in the project area.  Our most recently completed well, the Anderson #1-24-13H (35% WI), which was completed in early April 2011, had an initial 24-hour production rate of 905 bopd on a 24/64” choke flowing up 4 ½” casing.  The Anderson well has averaged 372 bopd over 24 days and currently has a 44% oil cut and a gas-oil ratio (GOR) of 660 cubic feet per barrel of oil.  The Siirtola #1-28-33H (34% WI) is still flowing  and averaged 315 bopd during 15 days of April production and is currently at a 47% oil cut with a GOR of 529.  Both the Anderson and Siirtola wells are in 1,280 acre spacing units.  Our first operated Bakken well, the Carlson #1-11H (47.5% WI), which was completed in a 640 acre spacing unit, is now on rod pump and has averaged 230 bopd over 37 days of continuous pumping and currently has a 53% oil cut with a GOR of 700.  The Carlson well was frac’ed with sand utilizing an 18 stage sliding sleeve procedure.  The two subsequent wells were completed using sand and a hybrid procedure with 18 sliding sleeves and 12 perf and plug stages.  We expect to complete future wells with an increased number of frac stages using the perf and plug procedure exclusively.  We also intend to use ceramic proppants in at least three of our 2011 projected wells in order to adequately evaluate the effects of increased frac stages with ceramics.

In eastern Montana, we have temporarily suspended drilling on our Olson #1-21-16H well due to mechanical and geo-steering issues.  We experienced difficulty staying in the middle Bakken zone and, after sidetrack operations, chose to suspend drilling while we further evaluate the geo-steering operation on this well.  We moved the rig to the Muller location in Williams County in late April and are planning to return to the Olson in the summer.  Additionally, the second rig for our Bakken program is under contract and should begin drilling in Williams County this summer.  With these two rigs, we expect to drill 10-11 additional gross wells on our operated acreage position in 2011 which includes finishing the Olson well.  Our average working interest in these wells will be approximately 27%.

In the Eagle Ford we have drilled and cased two wells in our Flatonia East unit (50% WI) and are currently drilling the Black Jack Springs Unit #1H (42% WI).  We are scheduled to frac these wells in June.  We plan to add a second rig in the Eagle Ford this summer and we expect to drill an additional 10 gross wells during the remainder of 2011 with working interests ranging from 35-50%.

In our Quarantine Bay Field, we have drilled and logged the SL 195 QQ #365 (20% WI) to a true vertical depth of 13,400’ and have encountered more than 105’ of pay primarily in two sands.  We expect that production from this well will be tied into existing field facilities and therefore may be producing in the second quarter.

Comments

Frank A. Lodzinski, President and CEO of GeoResources commented, “I am pleased with our financial performance and progress, but, of course, disappointed with our reported production.  The majority of the oil production decrease from the 4th quarter of 2010 was related to our non-operated properties in the Williston Basin.  Both bad weather and service issues adversely impacted continuous production operations and caused delays in new well completions and new production coming online.  We also had similar issues with our operated Bakken activities and our conventional production.  However, despite the challenging weather and operating conditions experienced in the Williston Basin we are pleased with the progress we made in the quarter and look forward to active and profitable development activities during the remainder of 2011 and beyond.  The success of our first three wells in Williams County, North Dakota indicates that we can effectively and economically develop this play.  We plan to continue to accelerate our drilling and completion operations in the Bakken throughout 2011 and into 2012 to drive economic production growth”.

Lodzinski further commented, “Although we are still waiting on completion of our first two Eagle Ford wells, we continue to be encouraged by the potential of this play given the technical attributes of our acreage position and positive offset operator activity.  We are also excited about the successful drilling of the exploration prospect at Quarantine Bay during the quarter.  We believe this well should provide meaningful production in the second half of 2011.  Furthermore, this well is the first well drilled below field pays with modern 3-D seismic and we believe this discovery has lowered the risk associated with deeper prospects.  While we are not immune to the challenges of operating in the Bakken and Eagle Ford plays, we are clearly focused on scaling up our operations and optimizing our drilling, completion, operating activities which we expect will drive strong economics in these plays.  We have demonstrated an ability to effectively do this in prior plays we have successfully developed and we plan on doing it again in the Bakken and Eagle Ford.  Our focus has been, and will continue to be, on execution and economics that drive shareholder value.  Having said this, given our progress to date, we are more encouraged than ever about the profitable long-term growth potential imbedded in our acreage positions and we look forward to unlocking that potential for the benefit of our shareholders.”

About GeoResources, Inc.

GeoResources, Inc. is an independent oil and gas company engaged in the development and acquisition of oil and gas reserves through an active and diversified program that includes the acquisition, drilling and development of undeveloped leases, purchases of reserves and exploration activities, currently focused in the Southwest, Gulf Coast, and the Williston Basin.  For more information, visit our website at www.georesourcesinc.com.

Cautionary Note Regarding Forward-Looking Statements

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties.  The forward-looking statements, which address the GeoResources’ expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “estimate,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “continue,” and similar expressions.  Examples of forward-looking statements, include, but are not limited to: (i) changes in production volumes and prices, future production and development costs,  (ii) projections of capital expenditures, revenues, income or loss, earnings or loss per share, capital structure, and other financial items, (iii) statements of our plans and objectives of our management or board of directors including those relating to planned development of our oil and gas properties, (iv) statements of future economic performance and (v) statements of assumptions underlying such statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  GeoResources undertakes no obligation to update or revise any forward-looking statements.

A further description of these uncertainties and other risks can be found in the GeoResources Annual Report on Form 10-K for the year ended December 31, 2010 and other reports filed by GeoResources with the SEC.

GEORESOURCES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2011	2010
ASSETS	(unaudited)

Current assets:

Cash	$42,151	$9,370
Accounts receivable:
Oil and gas revenues	18,862	17,017
Joint interest billings and other	20,205	16,631
Affiliated partnerships	1,071	969
Notes receivable	120	120
Derivative financial instruments	3,420	4,282
Income taxes receivable	2,372	222
Prepaid expenses and other	3,569	2,645

Total current assets	91,770	51,256

Oil and gas properties, successful efforts method:

Proved properties	351,817	341,582
Unproved properties	43,587	32,403
Office and other equipment	1,152	1,140
Land	146	146
	396,702	375,271

Less accumulated depreciation, depletion and amortization	(74,893)	(72,380)

Net property and equipment	321,809	302,891

Equity in oil and gas limited partnerships	2,219	2,272

Derivative financial instruments	647	851

Deferred financing costs and other	2,137	2,420

	$418,582	$359,690

GEORESOURCES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2011	2010
	(unaudited)
LIABILITIES AND EQUITY

Current liabilities:

Accounts payable	$14,691	$14,616
Accounts payable to affiliated partnerships	2,708	2,931
Revenue and royalties payable	12,941	12,450
Drilling advances	8,730	4,203
Accrued expenses	1,415	1,331
Derivative financial instruments	13,355	7,433

Total current liabilities	53,840	42,964

Long-term debt	-	87,000

Deferred income taxes	20,415	19,289

Asset retirement obligations	6,705	7,052

Derivative financial instruments	4,335	1,650

Equity:
Common stock, par value $0.01 per share; authorized 100,000,000 shares; issued and outstanding: 25,449,930 in 2011 and
19,726,566 in 2010	254	197
Additional paid-in capital	277,824	148,172
Accumulated other comprehensive income	(7,661)	(3,000)
Retained earnings	60,446	54,133

Total GeoResources, Inc. stockholders' equity	330,863	199,502

Noncontrolling interest	2,424	2,233

Total equity	333,287	201,735
	$418,582	$359,690

GEORESOURCES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2011	2010

Revenue:
Oil and gas revenues	$26,614	$24,729
Partnership management fees	111	159
Property operating income	438	391
Gain on sale of property and equipment	736	145
Partnership income	410	854
Interest and other	330	298

Total revenue	28,639	26,576

Expenses:
Lease operating expense	5,019	5,024
Severance taxes	1,621	1,783
Re-engineering and workovers	394	253
Exploration expense	232	464
General and administrative expense	2,600	1,819
Depreciation, depletion and amortization	5,580	6,351
Hedge ineffectiveness	2,202	(255)
Loss on derivative contracts	-	13
Interest	586	1,273

Total expense	18,234	16,725

Income before income taxes	10,405	9,851

Income tax expense (benefit):
Current	157	953
Deferred	3,935	2,824
	4,092	3,777

Net income	$6,313	$6,074

Less: Net income attributable to noncontrolling interest	-	-

Net income attributable to GeoResources, Inc.	$6,313	$6,074

Net income per share (basic)	$0.26	$0.31

Net income per share (diluted)	$0.26	$0.30

Weighted average shares outstanding:
Basic	24,088,159	19,710,362

Diluted	24,678,013	20,004,083

GEORESOURCES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended March 31,
Cash flows from operating activities:	2011	2010
Net income	$6,313	$6,074
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation, depletion and amortization	5,580	6,351
Gain on sale of property and equipment	(736)	(145)
Accretion of asset retirement obligations	111	98
Unrealized gain on derivative contracts	-	(87)
Hedge ineffectiveness (gain) loss	2,202	(255)
Partnership income	(410)	(854)
Partnership distributions	463	1,375
Deferred income taxes	3,935	2,824
Non-cash compensation	288	219
Excess tax benefit from share-based compensation	(2,050)	-
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	(4,925)	9,020
Decrease (increase) in prepaid expense and other	(640)	587
Increase (decrease) in accounts payable and accrued expense	4,135	(7,750)
Net cash provided by operating activities	14,266	17,457

Cash flows from investing activities:
Proceeds from sale of property and equipment	345	503
Additions to property and equipment	(24,251)	(12,674)
Net cash used in investing activities	(23,906)	(12,171)

Cash flows from financing activities:
Proceeds from stock options exercised	4,885	64
Excess tax benefit from share-based compensation	2,050	-
Issuance of common stock	122,486	-
Reduction of long-term debt	(87,000)	-
Net cash provided by financing activities	42,421	64

Net increase in cash and cash equivalents	32,781	5,350

Cash and cash equivalents at beginning of period	9,370	12,660

Cash and cash equivalents at end of period	$42,151	$18,010

Supplementary information:
Interest paid	$302	$997
Income taxes paid	$285	$115